Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
Advisors’ Inner Circle Fund	18,916,307,487	2,500,000
CNI Charter Funds	5,948,582,111	2,500,000
The Advisors’ Inner Circle Fund II	4,770,239,417	2,500,000
Bishop Street Funds	477,171,131	750,000
Causeway Capital Management Trust	1,597,323,616	1,500,000
SEI Asset Allocation Trust	1,731,730,379	1,500,000
SEI Daily Income Trust	9,167,961,020	2,500,000
SEI Institutional International Trust	4,473,181,006	2,500,000
SEI Institutional Investments Trust	34,753,772,377	2,500,000
SEI Institutional Managed Trust	17,972,157,888	2,500,000
SEI Investments Distribution Co.	0	0
SEI Investments Global Funds Services	0	0
SEI Investments Management Corp.	0	0
SEI Liquid Asset Trust	806,429,253	1,000,000
SEI Tax Exempt Trust	3,663,066,972	2,300,000
SEI Structured Credit LP	334,784,650	750,000
SEI Alpha Strategy Portfolios LP	920,095,460	1,000,000